RCI Needs Additional Time to File 10-K; Issues Preliminary 4Q17 & FY17 Update and FY18 Outlook

Houston—December 29, 2017—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) needs additional time to file its Annual Report on Form 10-K for the year ended September 30, 2017. The additional time is primarily needed to resolve two remaining non-cash accounting issues: (1) a credit to income tax expense of approximately $1.0 million, and (2) an increase in depreciation of approximately $400,000.

The Annual Report was due today, December 29, 2017, with the extension provided in connection with Form 12b-25 filed with the Securities and Exchange Commission on December 13, 2017. Owing to the delay, the company expects to receive a letter from Nasdaq that RCI is not in compliance with listing rule 5250(c)(1), which rule requires timely filing of reports with the SEC. The Nasdaq notice typically has no immediate effect on the listing of the company’s common stock. Under Nasdaq rules, RCI expects to be granted 60 days from the date of the notice to file its 10-K or submit a plan to Nasdaq to regain compliance.

In light of the delay, the company issued a preliminary Fiscal 2017 fourth quarter and year-end update as follows: 4Q17 total revenues increased 18.6% year over year to $39.2 million from $33.0 million; FY17 total revenues increased 7.4% year over year to $144.9 million from $134.9 million; and FY17 free cash flow exceeded RCI’s initial target of $18 million, which was based on net cash provided by operating activities of approximately $20.5 million less maintenance capital expenditures of approximately $2.5 million. The revenue and FCF numbers are subject to completion of the FY17 audit.

Regarding Fiscal 2018, RCI said 4Q17’s positive club and restaurant sales trends have continued through the first two months of the first quarter ending December 31, 2017. The company plans to announce 1Q18 club and restaurant sales on January 9, 2018 as usual. RCI also reiterated its initial FY18 FCF target of $21 million, which is based on estimated net cash provided by operating activities of approximately $23.5 million less maintenance capex of approximately $2.5 million. RCI has not fully analyzed the potential benefit the Tax Cut and Jobs Act of 2017 could have on its free cash flow. The act will reduce RCI’s federal statutory tax rate to 21% from 35%.

The company and its Audit Committee have been working diligently to complete the annual review. As soon as RCI determines when it will file its 10-K, the company will issue its customary news release announcing the date and time of its FY17 fourth quarter and year end conference call.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition, dependence on key personnel and, in this case, reliance on outside third parties. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com